UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FITS MY STYLE INC.
(Exact name of registrant as specified in its charter)

Nevada	27-3440894
(State of Incorporation or organization)	(I.R.S. Employer Identification No.)

9A Yadin Igal St Ra'anana, Israel	43582
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. ☒

Securities Act registration statement file number to which this form relates: 333-174892

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $ .001 par value per share.

(Title of class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED .

Fits My Style Inc., a Nevada corporation (the "Registrant") authorized common stock consist of 200,000,000 shares of common stock, par value $0.001, of which 3,836,000 shares are issued and outstanding as of September 9, 2011. Each holder of shares of the Registrant’s common stock is entitled to on vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in the Registrant’s Articles of Incorporation or By-laws that would delay, defer or prevent a change in control of the Registrant. Because the Registrant may issue up to 196,164,000 shares of common stock in order to raise capital for its operations, your ownership interest may be diluted, which results in your percentage of ownership in the Registrant decreasing.

Shares of preferred stock are not included in this registration statement.  The Registrant is authorized to issue 20,000,000 shares of preferred stock, none of which is issued and outstanding.  The Registrant’s board of directors has the authority, without further action by the holders of the outstanding shares of common stock, to issue shares of preferred stock with rights superior to the rights of the holders of shares of common stock from time to time in one or more series, to fix the number of shares constituting any series, and to fix the terms of any such series, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption  (including sinking fund provisions), the redemption price and the liquidation preference or  such series. As a result, shares of preferred stock could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because the Registrant may issue up to 20,000,000 shares of preferred stock in order to raise capital for its operations, your ownership interest may be diluted, which results in your percentage of ownership in the Registrant decreasing.

ITEM 2.  EXHIBITS .

Exhibit Number	Description

3.1	Articles of Incorporation of the Registrant *

3.2	Bylaws of the Registrant. *

* Incorporated by reference to the Registrant’s Registration statement on Form S-1 (File No. 333-174892) filed with the Securities and Exchange Commission on June 14, 2011.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FITS MY STYLE INC.

By:	/S/ Nir Bar
Nir Bar
President and Treasurer

Date: September 9, 2011